Filed pursuant to Rule 424(b)(2)

Registration No. 333-193208

PROSPECTUS SUPPLEMENT

(to Prospectus Supplement dated July 30, 2014,

and to Prospectus dated January 24, 2014)

594,318 Shares of Common Stock

Pursuant to this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, we are offering 594,318 shares of common stock to Southridge Partners II, LP, or Southridge, at a price of $0.0841 per share, pursuant to our previously announced equity purchase agreement dated July 30, 2014, with Southridge. The total purchase price for the shares is $50,000.00. These shares are being issued as part of the commitment by Southridge to purchase, at our option, from time to time, up to $1,900,000 of common stock pursuant to the equity purchase agreement, as described in the Prospectus Supplement dated July 30, 2014. We will receive proceeds of $50,000.00 from the sale of these shares.

Southridge may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.

We expect to issue the shares to Southridge on or about January 23, 2015. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ECPN.OB.” On January 22, 2015, the last sales price for our common stock as reported on the OTC Bulletin Board was $0.09 per share.

Investing in our common stock involves risks. See the risk factors contained in or incorporated by reference in the prospectus supplement dated July 30, 2014, including, without limitation, those referred to under the heading “Risk Factors” beginning on page S-4 thereof, those referenced on page 2 of the base prospectus dated January 24, 2014 and those contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with Securities and Exchange Commission, as modified by any Quarterly Reports on Form 10-Q and other SEC filings filed after such Annual Report, to read about the risks you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 23, 2015